UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2012

ARISTOCRAT GROUP CORP.

(Exact name of registrant as specified in its charter)

FL	333-176491	45-2801371
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

495 Grand Blvd., Suite 206, Miramar Beach, FL	32550
(address of principal executive offices)	(zip code)

(850) 269-7208

(registrant’s telephone number, including area code)

Not Applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01. Changes in Registrant’s Certifying Accountant

(1)  Previous Independent Auditors:

a.

On December 27, 2012, the Company was informed that our registered independent public accountant, Peter Messineo, CPA, of Palm Harbor Florida (“PM”) declined to stand for re-appointment.  PM has merged his firm into the registered firm of Drake and Klein CPAs PA, as stated in (2) below.

b.

PM’s report on the financial statements for the years ended July 31, 2012 and 2011, and for the period July 20, 2011 (date of inception) through July 31, 2012 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting, except that the report contained an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern.

c.

Our Board of Directors participated in and approved the decision to change independent accountants. Through the period covered by the financial audit for the years ended July 31, 2012 and 2011 and including its review of financial statements of the quarterly periods through July 31, 2012 there have been no disagreements with PM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PM would have caused them to make reference thereto in their report on the financial statements. Through the interim period December 27, 2012 (the date of decline to stand for re-appointment of the former accountant), there have been no disagreements with PM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PM would have caused them to make reference thereto in their report on the financial statements.

d.	We have authorized PM to respond fully to the inquiries of the successor accountant

e.	During the years ended July 31, 2012 and 2011 and the interim period through December 27, 2012, there have been no reportable events with us as set forth in Item 304(a)(1)(iv) of Regulation S-K.

f.

The Company provided a copy of the foregoing disclosures to PM prior to the date of the filing of this Report and requested that PM furnish it with a letter addressed to the Securities & Exchange Commission stating whether or not it agrees with the statements in this Report. A copy of such letter is filed as Exhibit 16.1 to this Form 8-K.

(2)  New Independent Accountants:

a.

On December 27, 2012, the Company engaged Drake, Klein, Messineo, CPAs PA (“DKM”) of Clearwater, Florida, as its new registered independent public accountant. During the years ended July 31, 2012 and 2011 and prior to December 27, 2012 (the date of the new engagement), we did not consult with DKM regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements by DKM, in either case where written or oral advice provided by DKM would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 1, 2013, our Board of Directors appointed Robert Federowicz as Chief Executive Officer and President. Mr. Federowicz will also serve as a director. Mr. Federowicz has not been appointed to any committees of the Board as the Board does not presently have any committees.

Mr. Federowicz, age 43, brings over twenty years experience as an entrepreneur and executive in the United States and in Poland. In the early 1990s, he served as project manager and government liaison for a small private U.S. energy development company, Hart Associates, Inc., working with the Polish government to facilitate the privatization and modernization of several coal-fired power plants. In 1994, Federowicz moved to the U.S. and continued to be involved in the development of various international power projects with Coastal Power Company, a subsidiary of the Coastal Corporation. In 1999, he was appointed Chief Information Officer for Hart Energy International, where he helped lead the company’s startup and growth efforts before eventually assisting in the company’s multi-million dollar merger with the U.K.-based Commonwealth Development Corp.

From 2005 through 2009, Mr. Federowicz was an owner and operator of a fitness gym in Houston, Texas. During 2010, he served as an account executive for Screentek, Inc., a seller of LCD screen technology for laptop computers. From December 2010 to September 2011, Mr. Federowicz was the Chief Executive Officer of Obscene Jeans Corp., a designer and manufacturer of specialty fashion products. From September 2011 until December 2012, Mr. Federowicz was the Chief Executive Officer of First Titan Corp., a designer and manufacturer of instrument panels and wiring harnesses. Since 2011, Mr. Federowicz has served as CEO of Quantum International Corp. He continues to serve in this position. Mr. Federowicz is a graduate of the Warsaw School of Economics in Poland with a BBA in International Trade.

The Company will rely on his international experience and vision as the company works to expand its business around the globe.

Mr. Federowicz does not have a written employment or other compensatory agreement with the Company. He is being paid $5,000 per month for his services to the Company.

The Company has not entered into any transactions with Mr. Federowicz described in Item 404(a) of Regulation S-K.

Mr. Federowicz was not appointed pursuant to any arrangement or understanding between Mr. Federowicz and any other person.

On the same date, Cindy Morrissey resigned her position has chief executive officer (“CEO”) and sole director of Aristocrat Group Corp. (the “Company”). There was no disagreement between the Company and Ms. Morrissey at the time of her resignation from the Company.

ITEM 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Number	Exhibit

16.1	Letter from Peter Messineo, CPA, dated December 27, 2012, regarding Change in Certifying Accountant. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aristocrat Group Corp.

Dated: March 7, 2013	/s/ Robert Federowicz
Robert Federowicz
Chief Executive Officer